Exhibit 99.1

For Immediate Release

Contact:	Media Contact:
R. Steven Hamner	Gregory R. Hodges
Executive Vice President – CFO	Hodges & Associates
Medical Properties Trust, Inc.	(205) 328-4357 Tel
(205) 969-3755 Tel	(205) 328-4366 Fax
(205) 969-3756 Fax	(205) 746-9554 Cell
shamner@medicalpropertiestrust.com	hodges@thehighroad.com
www.medicalpropertiestrust.com
MEDICAL PROPERTIES TRUST, INC. REPORTS RESULTS
FOR THE YEAR AND FOURTH QUARTER
ENDED DECEMBER 31, 2005
Birmingham, AL, January 27, 2006 – Medical Properties Trust, Inc. (NYSE: MPW) today announced its operating and other results for the year and quarter ended December 31, 2005.
HIGHLIGHTS:
•	Fourth quarter funds from operations (“FFO”) was $7.9 million, a 22% increase over third quarter 2005 results
•	FFO per diluted share was $0.20, an 18% increase over third quarter 2005 results.
•	Fourth quarter net income was $6.4 million, or approximately $0.16 per diluted share, representing increases over third quarter 2005 net income of 23% and 14%, respectively.
•	Full year FFO and net income were $24.0 million and $19.6 million, respectively, which represented $0.74 and $0.61 per diluted share, respectively.
•	A quarterly dividend of $0.18 per common share was declared on November 18 and paid on January 19, 2006.
•	MPT acquired two Southern California hospitals in the fourth quarter that have an aggregate total investment value of approximately $46 million.
•	MPT made a $40 million loan secured by a first mortgage on an operating hospital in Odessa, Texas, also in the fourth quarter.
•	The Company completed and placed in service its Town and Country hospital and medical office building, which will have a total development cost of approximately $64 million.
OPERATING RESULTS

FFO of $7.9 million for the fourth quarter of 2005 increased 94% over the $4.1 million reported in 2004’s fourth quarter. On a per diluted share basis, FFO for the fourth quarter of 2005 of $0.20 increased 25% over the $0.16 reported in 2004’s fourth quarter. As noted above in Highlights, the Company also posted strong FFO gains over the results of the immediately preceding third quarter of 2005.
Net income for the fourth quarter of 2005 was $6.4 million, or $0.16 per diluted share, compared with net income for the same quarter of 2004 of $3.5 million, or $0.13 per share.
FFO and net income for the year ended December 31, 2005 were $24.0 million and $19.6 million, respectively, compared to 2004 full year results of $6.1 million and $4.6 million, respectively. On a per share basis, the 2005 FFO and net income were $0.74 and $0.61, compared to 2004 amounts of $0.31 and $0.24.
Edward K. Aldag, Jr., Chairman, President and CEO, noted that the increases in FFO and net income were directly attributable to the Company’s continuing success in the execution of its business plan. “We have acquired and begun developing healthcare real estate with an aggregate expected value of almost $600 million since we made our first investment approximately 19 months ago,” Aldag said. “In the fourth quarter of 2005 alone we invested over $86 million in three separate hospital transactions, and we opened our new $64 million Town and Country hospital and medical office building in Houston on time and on budget.”
Aldag also reiterated MPT’s previous estimates of additional acquisitions in 2006. “Since our initial capitalization in April of 2004, we have demonstrated our ability to achieve an acquisition pace of $200 to $300 million per year, and we are confident that we will maintain that acquisition level during 2006.” In addition to this target, Aldag stated that the Company’s development projects in Houston, Bloomington, Indiana and Bucks County, Pennsylvania, with an aggregate estimated development cost of approximately $137 million, are on budget and are expected to open during the fourth quarter of 2006.
FUTURE OPERATIONS:
The Company presently expects FFO to range between $0.24 and $0.26 per diluted share in the first quarter of 2006, and between $1.16 and $1.20 for the full year of 2006. The Company’s estimates of future results are based upon management’s present assumptions concerning the costs and timing of acquisitions and developments, the level of general and administrative expenses, a stable interest rate environment, and the continued capacity of the Company’s tenants to meet the terms of their agreements, and there is no assurance that the assumptions will prove accurate. Moreover, the Company’s largest tenant, Vibra Healthcare, LLC, has the right to prepay a $41 million loan, the effect of which would be to reduce the Company’s interest and percentage rental income, thereby reducing the 2006 FFO estimates above.
2005 DIVIDENDS

In 2005, Medical Properties Trust, Inc. (MPT) declared and paid dividends as follows:

	Date	Date of	Date	Allocable to	Allocable
Amount	Declared	Record	Paid	2005	to 2006
$0.10	November 11, 2004	December 16, 2004	January 11, 2005	$0.080823	—
$0.11	March 4, 2005	March 16, 2005	April 15, 2005	$0.110000	—
$0.16	May 19, 2005	June 20, 2005	July 14, 2005	$0.160000	—
$0.17	August 8, 2005	September 15, 2005	September 29, 2005	$0.170000	—
$0.18	November 18, 2005	December 15, 2005	January 19, 2006	$0.096168	$0.083832
Of the fourth quarter 2005 dividend that was declared on November 18, 2005, $0.096168 will be taxable to stockholders as part of their 2005 dividend income and $0.083832 will be taxable as 2006 dividend income. Similarly, of the fourth quarter 2004 dividend that was declared on November 11, 2004, $0.080823 is taxable to stockholders as part of their 2005 dividend income and $0.029177 was taxable as 2004 dividend income. Accordingly, dividends totaling $0.616991 will be reported as ordinary dividends on Form 1099-DIV for 2005.
Regarding the dividends included in the 2005 Form 1099-DIV: (A) no amount is considered to be “qualified dividends” (i.e. eligible for the lower individual tax rates); (B) no amount is considered to be capital gain distribution; (C) no amount is considered to be return of capital; and (D) they are reported on Form 1099-DIV as ordinary dividends.
CONFERENCE CALL AND WEBCAST
The Company has scheduled a conference call and webcast for Friday, January 27, 2006 at 10:00 a.m. Eastern Time in order to present the Company’s performance and operating results for the year and quarter ended December 31, 2006. The dial-in number for the conference call is (800) 573-4842 (U.S.) and (617) 224-4327 (International), and the passcode is 34788829. Participants may also access the call via webcast at www.medicalpropertiestrust.com. A dial-in and webcast replay of the call will be available shortly after completion of the call. Callers may dial (888) 286-8010 (U.S.) or (617) 801-6888 (International), and use passcode 95596509 for the replay.
ABOUT MEDICAL PROPERTIES TRUST, INC.
Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. These facilities include inpatient rehabilitation hospitals, long-term acute care hospitals, regional and community hospitals, women’s and children’s hospitals, skilled nursing facilities, ambulatory surgery centers, and other single-discipline healthcare facilities, such as heart hospitals, orthopedic hospitals and cancer centers.
The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements, which include statements concerning the payment of future dividends, if any, completion of projects under development, acquisition of healthcare real estate, completion of additional debt arrangements, the capacity of the Company’s tenants to meet the terms of their agreements, the level of general and administrative expense, the timing of Vibra’s debt repayment, and net income per share and FFO per share in 2006. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to attain and maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the healthcare real estate industry in particular. For further discussion of the facts that could affect outcomes, please refer to the “Risk Factors” section of the Company’s final prospectus for its initial public offering. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	For the Three Months Ended		For the Year Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Rent billed	$6,659,222	$3,288,245	$21,238,810	$6,162,278
Straight-line rent	1,675,347	1,306,880	5,460,148	2,449,066
Interest income from loans	1,287,384	1,259,262	4,850,241	2,282,115

Total revenues	9,621,953	5,854,387	31,549,199	10,893,459
Expenses
Real estate depreciation and amortization	1,417,571	550,114	4,404,361	1,478,470
General and administrative	1,743,198	1,821,227	6,853,052	5,150,786
Stock based compensation	561,537	—	1,163,940	—
Costs of terminated acquisitions	—	234,422	—	585,345

Total operating expenses	3,722,306	2,605,763	12,421,353	7,214,601

Operating income	5,899,647	3,248,624	19,127,846	3,678,858
Other income (expense)
Interest income	581,229	262,403	2,091,132	930,260
Interest expense	—	—	(1,542,266)	(32,769)

Net other income	581,229	262,403	548,866	897,491

Income before minority interests	6,480,876	3,511,027	19,676,712	4,576,349
Minority interests in limited partnerships	(36,365)	—	(36,365)	—

Net income	$6,444,511	$3,511,027	$19,640,347	$4,576,349

Net income per share, basic	$0.16	$0.13	$0.61	$0.24
Weighted average shares outstanding — basic	39,307,358	26,095,362	32,329,856	19,310,833
Net income per share, diluted	$0.16	$0.13	$0.61	$0.24
Weighted average shares outstanding — diluted	39,422,409	26,097,812	32,381,574	19,312,634

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31, 2005	December 31, 2004
	(Unaudited)
Assets
Real estate assets
Land	$31,004,675	$10,670,000
Buildings and improvements	250,518,440	111,387,232
Construction in progress	45,913,085	24,318,098
Intangible lease assets	9,666,192	5,314,963

Gross investment in real estate assets	337,102,392	151,690,293
Accumulated depreciation and amortization	(5,882,831)	(1,478,470)

Net investment in real estate assets	331,219,561	150,211,823

Cash and cash equivalents	59,115,832	97,543,677
Interest and rent receivable	1,354,387	419,776
Straight-line rent receivable	13,477,917	3,206,853
Loans	88,205,611	50,224,069
Other assets	7,800,238	4,899,865

Total Assets	$501,173,546	$306,506,063

Liabilities and Stockholders’ Equity
Liabilities
Debt	$100,484,520	$56,000,000
Accounts payable and accrued expenses	19,928,900	10,903,025
Deferred revenue	10,922,317	3,578,229
Obligations to tenants	11,386,801	3,296,365

Total liabilities	142,722,538	73,777,619

Minority interests	2,173,866	1,000,000

Stockholders’ equity
Preferred stock, $0.001 par value. Authorized 10,000,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 100,000,000 shares; issued and outstanding — 39,345,105 shares at December 31, 2005, and 26,082,862 shares at December 31, 2004	39,345	26,083
Additional paid in capital	359,588,362	233,626,690
Distributions in excess of net income	(3,350,565)	(1,924,329)

Total stockholders’ equity	356,277,142	231,728,444

Total Liabilities and Stockholders’ Equity	$501,173,546	$306,506,063

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Funds From Operations
(Unaudited)

			For the Three Months	For the Three Months
	For the Year Ended	For the Year Ended	Ended December 31,	Ended December 31,
	December 31, 2005	December 31, 2004	2005	2004
FFO information
Net income	$19,640,347	$4,576,348	$6,444,511	$3,511,027
Depreciation and amortization	4,404,361	1,478,470	1,417,571	550,114

Funds from operations	$24,044,708	$6,054,818	$7,862,082	$4,061,141

Per share data:
Net income per share, basic and diluted	$0.61	$0.24	$0.16	$0.13
Depreciation and amortization	0.13	0.07	0.04	0.03

Funds from operations	$0.74	$0.31	$0.20	$0.16

FFO per share, basic	$0.74	$0.31	$0.20	$0.16

FFO per share, diluted	$0.74	$0.31	$0.20	$0.16

Funds from operations, or FFO, represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Management considers funds from operations a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that funds from operations provides a meaningful supplemental indication of our performance. We compute funds from operations in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating funds from operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Funds from operations should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.